Exhibit 10.46

[SIGNING DAY SPORTS, INC. LETTERHEAD]

[Date]

Via [email, mail or courier]

[Consultant or Vendor Name]

[Consultant Address]

Re: Service Provider Agreement

Dear [Consultant or Vendor First Name]:

This engagement letter (this “Agreement”) sets forth the terms and conditions pertaining to the retention of [name of Consultant or Vendor] (“Service Provider”, “you”, and “your”) by Signing Day Sports, Inc. (“SDS,” the “Company,” “we,” “us,” and “our”) as a [consultant or vendor] and the provision of Services (as defined below) by you to us.

Please indicate your acceptance of these terms and conditions by signing in the space designated below and returning this Agreement to my attention.

1. Services. You agree to provide us with the following services (the “Services”): [Describe Services].

2. Fee. In consideration of the Services, SDS will compensate you by granting and delivering to you that number of shares of SDS common stock, par value $0.0001 per share (“Common Stock”), equal to $[insert dollar amount] divided by the IPO Price (as that term is defined on the appendix hereto) but if the IPO (as that term is defined on the appendix hereto) is not completed by November 15, 2023, then by the FMV (as that term is defined on the appendix hereto) per share of Common Stock on November 15, 2023. These shares of Common Stock to be granted and delivered to you are referred to in this Agreement from time to time as the “Award Shares.” SDS shall grant and deliver the Award Shares to you no later than seven days after the date on which the IPO is completed, but, if the IPO is not completed by November 15, 2023, then SDS shall grant and deliver the Award Shares to you on November 16, 2023. Please see the appendix hereto for some additional terms and conditions pertaining to the Award Shares and the grant and delivery of them.

3. Expenses. In addition to paying you the fee described in Section 2 above, we shall reimburse you for all expenses (including travel expenses) that you reasonably incur in the performance of the Services to the extent that we have preapproved such expenses.

4. Work Product. You agree that any and all Work Product prepared either in whole or part by you shall be our sole and exclusive property. You hereby irrevocably assigns to us all right, title and interest worldwide in and to any deliverables resulting from the Services (“Deliverables”), and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by you (whether alone or jointly with others) for us during or before the term of this Agreement, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (the “Work Product”). You retain no rights to use the Work Product and agree not to challenge the validity of our ownership of the Work Product. You agree to execute, at our request and expense, all documents, and other instruments necessary or desirable to confirm such assignment. In the event that you do not, for any reason, execute such documents within a reasonable time after our request, you hereby irrevocably appoint us as your attorney-in-fact for the purpose of executing such documents on your behalf, which appointment is coupled with an interest. You will deliver to us any Deliverables and disclose promptly in writing to us all other Work Product.

5. Confidentiality. (a) During the term of this Agreement, we will provide you with confidential and/or proprietary information, including but not limited to data, information, ideas, materials, sales, cost and other unpublished financial information, product and business plans, or other relevant information that is marked “confidential” (or similarly) or, if not so marked, is clearly intended to be confidential (collectively, “Confidential Information”). (b) You shall protect all such Confidential Information with at least the same degree of care that you use to protect your own confidential information, but not less than a reasonable degree of care. You shall use, disclose, provide, or permit any person to obtain any such Confidential Information in any form, except for employees, agents, or independent contractors whose access is required to carry out the purposes of this Agreement and who have agreed to be subject to the same restrictions as set forth herein. The confidentiality obligations of this section shall not apply to any information received by you that (i) is generally available to or previously known to the public, (ii) can be reasonably demonstrated was known to you prior to the negotiations leading to this Agreement, (iii) is independently developed by you outside the scope of this Agreement without use of or reference to our Confidential Information, or (iv) is lawfully disclosed pursuant to a court order, provided that the party subject to such order shall promptly notify the party whose Confidential Information is to be disclosed, so such party may seek a protective or similar order. Your obligations under this Section 5 shall survive the termination or expiration of this Agreement and continue for a period of three (3) years thereafter. The provisions of Section 5(b) shall survive the expiration or termination of this Agreement and be binding on the parties in perpetuity or until the latest date permitted by applicable law.

6. Termination. This Agreement can be terminated by either party upon five (5) days advance written notice. Termination of this Agreement shall in no way affect our obligation to pay you for that portion of the fee you have actually earned through the date of termination or to reimburse you for any approved expenses you have actually incurred on our behalf through the date of termination. One party’s obligations to perform under this Agreement shall terminate automatically upon the dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the other’s property, assignment, or trust mortgage for the benefit of creditors by the other, the commencement of any proceeding under any bankruptcy, receivership, or insolvency laws by or against the other.

7. Governing law; forum selection; jury trial waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to the conflicts of laws provisions of such state. Any claims or suits in law or at equity arising from or related to this Agreement, including but not limited to any lawsuit for construction, performance, or breach of this Agreement, shall be brought and litigated in a federal court whose jurisdiction includes Scottsdale, Arkansas, and the jurisdiction and venue of such court shall be exclusive, provided, however, that if the legal requirements for jurisdiction in such federal court are not satisfied, then any such claims or suits arising from or related to this Agreement shall be brought and litigated in a state court whose jurisdiction includes Scottsdale, Arizona, and the jurisdiction and venue of such court shall be exclusive. Each party to this Agreement consents to personal jurisdiction and venue in the federal and state courts whose jurisdictions include Scottsdale, Arizona for any claims or suits arising from or related to this Agreement and waives any objection based on forum non conveniens to litigating in such courts based on such claims or suits. EACH PARTY KNOWINGLY AND VOLUNTARILY HEREBY IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY FOR ANY CLAIMS OR SUITS IN LAW OR AT EQUITY ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY LAWSUIT FOR CONSTRUCTION, PERFORMANCE, OR BREACH OF THIS AGREEMENT, BROUGHT BY A PARTY OR PARTIES AGAINST ANOTHER PARTY. The provisions of this Section 7 shall survive the expiration or termination of this Agreement and be binding on the parties in perpetuity or until the latest date permitted by applicable law.

8. Miscellaneous. Each party agrees that in providing the Service you are an independent contractor and not a partner, joint venturer, or agent of SDS. Each party further acknowledges and agrees that it shall not bind nor attempt to bind the other to any contract without the express written consent of such other party. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, three days after being sent by prepaid certified or registered U.S. mail, or one day after being sent by email or overnight express courier to the address of the party to be noticed, as set forth in any writing or document provided by the party to be noticed to the other. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. No changes, modifications, or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision hereof is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that these terms and conditions shall otherwise remain in full force and effect and enforceable. Neither party may assign its rights or delegate its duties under this Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Execution and delivery of this Agreement by fax, PDF/email, or by means for applying signatures electronically (e.g., DocuSign) are legal, valid, and binding execution and delivery for all purposes.

Please sign and date this letter and return it to us by [Date] if you wish to accept this engagement on the terms described above. If you accept this engagement, we would like you to start on [Date]. The effective date of this Agreement will be [specific date or “the date you start with SDS.”]

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

SIGNING DAY SPORTS, INC.

By:
Name:
Title:

Understood and Accepted:

[Consultant Name]	Date

APPENDIX

A. Notwithstanding the provisions in Section 2 of the Agreement, SDS will not be obligated to grant and deliver any of the Award Shares to you unless you have fully completed, executed, and returned to SDS the restricted stock award agreement substantially in the form attached hereto as Exhibit 1 and the accredited investor questionnaire attached hereto as Exhibit 2 and further provided that you are an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) on the date the Award Shares are granted and delivered to you. You should not complete and return the restricted stock award agreement to us until after the IPO closes.

B. The Award Shares will be subject to the terms and conditions set forth in the form of restricted stock award agreement attached hereto as Exhibit 1. SDS may elect to issue or deliver the Award Shares, or any number of them, to you in book entry form in lieu of certificates.

C. The Award Shares will be “restricted securities” as that term is defined by Rule 144 under the Securities Act. You may only resell them in a transaction registered under the Securities Act or subject to an available exemption therefrom, and in accordance with any applicable state securities laws, and in the event of any such resale, SDS may require an opinion of counsel satisfactory to it. The certificates, book entry or other form of notation representing the Award Shares to be delivered by SDS to you pursuant to the Agreement will be notated with a legend or designation substantially in the form of the language quoted below or in such other manner which communicates the sum and substance of the quoted language below:

“THESE SHARES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

D. As used in the Agreement:

●	“IPO” means the initial public offering of SDS common stock pursuant to a registration statement filed on Form S-1 that SDS is currently contemplating.

●	“IPO Price” means the final price offered by SDS for a share of Common Stock in the IPO.

●	“Fair Market Value” means, as of any date, the value of a share of Common Stock as determined by SDS, in its discretion, subject to the following:

i.	If, on such date, SDS Common Stock is listed or traded on a national or regional securities exchange or market system, constituting the primary market for the common stock, the Fair Market Value of a share of Common Stock shall be the closing sale price of a share of Common Stock (or the mean of the closing bid and asked prices of a share of Common Stock if SDS’s Common Stock is so quoted instead) on the determination date (or, if no sales occur on such date, on the last preceding date on which such sales of Common Stock are so reported) as quoted on such exchange and as reported in The Wall Street Journal, pink sheets or such other source as SDS deems reliable.

ii.	If, on such date, SDS’s Common Stock is not listed or traded on a national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be as determined by SDS in its discretion using a reasonable method exercised in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and if it is determined by SDS to be applicable, in any other manner permitted in accordance with Sections 409A or 422(b) of the Internal Revenue Code of 1986, as amended, and any applicable notices, rulings and regulations promulgated thereunder, if applicable.

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